Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-63321) pertaining to the Saga Communications, Inc. Employees’ 401(k) Savings and Investment Plan of our report dated June 26, 2020 with respect to the financial statements and supplemental schedule of the Saga Communications, Inc. Employees’ 401(k) Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ UHY LLP

Sterling Heights, Michigan

June 26, 2020